Exhibit 99.1

CHYRONHEGO REPORTS FINANCIAL RESULTS FOR THE
SECOND QUARTER ENDED JUNE 30, 2013

MELVILLE, N.Y. - August 8, 2013 – ChyronHego Corporation (NASDAQ:  CHYR), a global leader in broadcast graphics creation, playout, and real-time data visualization with a wide variety of products and services for live television, news, and sports production, today announced its financial results for the second quarter ended June 30, 2013.

Second Quarter 2013 Financial Summary

•	Total revenues of $10.7 million for the second quarter, an increase of 39% when compared to $7.7 million for the prior year's second quarter;
•	Operating loss of $1.9 million for the second quarter, as compared to an operating loss of $1.1 million for the prior year's second quarter;
•
Excluding Hego AB (Hego) merger-related expenses and restructuring costs of $2.8 million in second quarter results, operating profit of $0.9 million for the second quarter as compared to an operating loss of $1.1 million for the prior year's second quarter;

•	Net loss of $2.1 million for the second quarter of 2013, as compared to net loss of $0.6 million for the prior year's second quarter; and
•
Excluding Hego merger-related expenses, restructuring costs and a valuation adjustment for contingent consideration related to the Hego merger in second quarter results, net income of $0.8 million, as compared to net loss of $0.6 million for the prior year's second quarter.

Michael Wellesley-Wesley, ChyronHego CEO, said, "The second quarter was a pivotal quarter in the formation of ChyronHego. Having effected an extensive rebranding, we presented the combined company to our customers at the NAB tradeshow in April and received a very encouraging response. In early May, 2013, we eliminated a number of Chyron positions primarily in the United States, thus completing a restructuring initiative that began in 2012, and on May 22, 2013, we formally completed our merger with Hego AB to form ChyronHego. We've now been conducting business as a brand new company for just over two months. We have won significant new business in terms of product sales with BT Sport and ITV Regional News in the UK and major US and LatAm networks, as well as with US TV Station Groups. In the area of multi-year sports production services contracts, Hego announced its largest ever contract with the German Soccer League, during the quarter. I am optimistic regarding our business prospects for the second half of 2013."

Mr. Wellesley-Wesley concluded, "The strategic thinking underpinning the creation of ChyronHego is to create a market leading company in the fields of TV Graphics, Data Visualization and Production Services for 'Live' TV and Online News and Sports production. This merger creates a strong, global graphics company that is committed to innovation and to evolving existing products and services to support our customers in the future. Our second quarter financial results were inevitably impacted by one-time cash and non-cash expenses associated with the transaction. We anticipate that the compelling financial logic for the transaction will become clearer as we progress through the second half of 2013 and into 2014."

Second Quarter 2013 Financial Results

The financial results for the second quarter of 2013 include the results of operations for Hego and its subsidiaries from May 22, 2013, the closing date of the transaction, through June 30, 2013.

Revenues for the second quarter of 2013 increased 39% to $10.7 million as compared to $7.7 million in the second quarter of 2012. Of this $3.0 million increase, $0.7 million was from sales of Chyron products and services, a 9% increase over last year's second quarter, and $2.3 million was from sales of Hego products and services for the period from the merger closing date of May 22, 2013 through June 30, 2013.

Gross profit margin for the second quarter of 2013 was 68.4%, down slightly from 69.2% for last year's second quarter.

Operating expenses for the second quarter of 2013 were $9.2 million compared to $6.4 million in the second quarter of 2012. Research & development (R&D) expenses were $2.3 million, up 21% from $1.9 million in second quarter 2012, primarily due to the inclusion of $0.4 million of Hego R&D expenses in the second quarter of 2013. Sales and marketing (S&M) expenses were $3.3 million, down 6% from $3.5 million in the second quarter 2012, primarily due to inclusion of $0.2 million of Hego S&M expenses and $0.2 million in expense from amortization of intangibles from the Hego merger, offset by a $0.6 million decrease in Chyron S&M expenses. General and administrative (G&A) expenses were $3.6 million, an increase of $2.6 million from $1.0 million in the second quarter of 2012. The additional $2.6 million was due to inclusion of $0.3 million in Hego G&A expenses and a $2.3 million increase in Chyron G&A expenses, primarily due to Hego merger-related expenses of $1.6 million. Included in second quarter of 2013 operating expenses in connection with the May restructuring were severance expenses of $0.6 million and equity-based compensation expense of $0.4 million, which restructuring expenses were spread among R&D, S&M and G&A operating expenses.

Operating loss for the second quarter of 2013 was $1.9 million as compared to an operating loss of $1.1 million in the second quarter of 2012. Excluding Hego merger-related expenses and restructuring costs of $2.8 million, the Company would have reported an operating profit of $0.9 million for the second quarter of 2013.

Net loss for the second quarter of 2013 was $2.1 million, or $(0.09) per basic and diluted share, as compared to net loss of $0.6 million, or $(0.04) per basic and diluted share, in the second quarter of 2012. Excluding $1.8 million of Hego merger-related expenses, a $0.1 million valuation adjustment for the Hego merger contingent consideration and restructuring costs of $1.0 million, $0.8 million of net income would have been reported for the second quarter of 2013.

Six Month Results

The financial results for the first half of 2013 include the results of operations for Hego and its subsidiaries from May 22, 2013, the closing date of the transaction with Hego, through June 30, 2013.

Revenues for the first half of 2013 increased 20% to $18.7 million as compared to $15.6 million in the first half of 2012. Of this $3.1 million increase, $0.8 million was from sales of Chyron products and services, a 5% increase over last year's first half, and $2.3 million was from sales of Hego products and services for the period from the merger closing date of May 22, 2013 through June 30, 2013.

Gross profit margin for the first half of 2013 was 69.7%, which was comparable to 69.8% for last year's first half.

Operating expenses for the first half of 2013 were $15.7 million compared to $13.0 million in the first half of 2012. The increase of $2.7 million resulted from inclusion of $1.0 million in Hego operating expenses, $2.5 million in Hego-merger related expenses and $1.0 million of restructuring expenses in the first half of 2013, offset by a $1.8 million net decline in other Chyron operating expenses. R&D expenses were $4.1 million, a $0.2 million, or 5%, increase from $3.9 million in the first half 2012, due to inclusion of $0.4 million of Hego R&D expenses offset by a $0.2 million decrease in Chyron R&D expenses. S&M expenses were $6.2 million, an 11% decrease from $7.0 million in the first half 2012, due to inclusion of $0.2 million of Hego S&M expenses and $0.2 million in expense from amortization of intangibles from the Hego merger, offset by a $1.2 million net decline in Chyron S&M expenses. G&A expenses were $5.4 million, a $3.2 million increase from $2.2 million in the first half 2012. Included in the $5.4 million of G&A expenses for the first half of this year were $2.3 million of Hego merger-related expenses incurred. Included in first half of 2013 operating expenses were restructuring expenses of $1.0 million, which were spread among R&D, S&M and G&A operating expenses.

Operating loss for the first half of 2013 was $2.7 million as compared to an operating loss of $2.2 million in the first half of 2012. Excluding Hego merger-related expenses and restructuring costs of $3.5 million, the Company would have reported an operating profit of $0.8 million for the first half of 2013.

Net loss for the first half of 2013 was $3.0 million, or $(0.15) per basic and diluted share, as compared to net loss of $1.6 million, or $(0.09) per basic and diluted share, in the first half of 2012. Excluding $2.5 million of Hego merger related expenses, $1.0 million of restructuring costs and a $0.1 million valuation adjustment for the Hego-merger contingent consideration, the Company would have reported net income of $0.6 million for the first half of 2013.

Operating income and net income amounts shown herein that are exclusive of Hego merger-related expenses, restructuring costs and the contingent consideration valuation adjustment are not US generally accepted accounting principles basis operating income or net income, and are reported herein solely to disclose the operating income and net income amounts that might have been reported had these costs and expenses not been recorded, as a basis for comparison to prior periods.

Conference Call and Webcast: Second Quarter Financial Results

ChyronHego management will host a conference call on Thursday, August 8, 2013, at 10:00 a.m. Eastern Time to review the second quarter ended June 30, 2013 results. Participants using the telephone should dial 877-303-9145 (U.S. and Canada) or 760-536-5203 (International) and refer to conference code 23162311. Web participants are encouraged to go to http://investor.chyron.com or www.earnings.com.  A replay will be available shortly after the call on http://investor.chyron.com, click on Events & Presentations.

About ChyronHego

ChyronHego (NASDAQ: CHYR) is a global leader in broadcast graphics creation, playout and real-time data visualization with a comprehensive range of products and services for live television, news and sports production. ChyronHego's end-to-end graphics offerings include hosted services for graphics creation and order management, on-air graphics systems, clip servers, social media and second screen applications, channel branding, graphics asset management, virtual and touch graphics, telestration, and 3D player tracking. Headquartered in Melville, N.Y., the company also has offices in the Czech Republic, Denmark, Finland, Mexico, Norway, Singapore, Slovak Republic, Sweden and the United Kingdom. More information about ChyronHego products and services is available at www.chyronhego.com. The Company's investor relations information is at www.chyron.com, click on Investors.

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to (i) our optimism regarding improved business prospects for the second half of this year, and (ii) our belief that the financial logic for the merger of Chyron and Hego will become clearer during the second half of 2013 and into 2014. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: current and future economic conditions that may adversely affect our business and customers; potential fluctuation of our revenues and profitability from period to period which could result in our failure to meet expectations; our ability to integrate the operations of Chyron and Hego successfully and in a timely manner; our ability to maintain adequate levels of working capital; our ability to successfully maintain the level of operating costs; our ability to obtain financing for our future needs should there be a need; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our Axis online graphics creation solution or to develop other new products and services; our ability to generate sales and profits from our Axis online graphics services, workflow and asset management solutions; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; introduction of new products and services by competitors; challenges associated with expansion into new markets; failure to stay in compliance with all applicable NASDAQ requirements that could result in NASDAQ delisting our common stock; and, other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2012 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which have been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.

- Financial Tables on Following Pages -

CHYRONHEGO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Product revenues	$6,744	$5,771	$12,718	$11,573
Service revenues	3,972	1,913	6,015	3,988
Total revenues	10,716	7,684	18,733	15,561
Gross profit	7,331	5,319	13,053	10,861
Operating expenses:
Selling, general and administrative	6,836	4,479	11,587	9,164
Research and development	2,345	1,929	4,125	3,860
Total operating expenses	9,181	6,408	15,712	13,024
Operating loss	(1,850)	(1,089)	(2,659)	(2,163)
Interest and other income (expense), net	(134)	(17)	(231)	(15)
Loss before taxes	(1,984)	(1,106)	(2,890)	(2,178)
Income tax (expense) benefit, net	(93)	476	(104)	597
Less net income attributable to non-controlling interests	8	-	8	-
Net loss attributable to ChyronHego shareholders	$(2,085)	$(630)	$(3,002)	$(1,581)
Net loss per common share attributable to ChyronHego shareholders -
Basic	$(0.09)	$(0.04)	$(0.15)	$(0.09)
Diluted	$(0.09)	$(0.04)	$(0.15)	$(0.09)
Weighted average number of common and
common equivalent shares outstanding:
Basic	22,989	16,898	20,191	16,852
Diluted	22,989	16,898	20,191	16,852

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)
	June 30,	December 31,
	2013	2012
Assets:
Cash and cash equivalents	$2,189	$2,483
Accounts receivable, net	9,958	5,630
Inventories, net	2,686	2,285
Other current assets	1,987	626
Total current assets	16,820	11,024
Goodwill and intangible assets, net	26,859	2,625
Other non-current assets	3,808	1,466
Total assets	$47,487	$15,115
Liabilities and shareholders' equity:
Current liabilities	$15,755	$7,315
Non-current liabilities	13,842	5,819
Total liabilities	29,597	13,134
Shareholders' equity	17,890	1,981
Total liabilities and shareholders' equity	$47,487	$15,115

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Contact:
ChyronHego Investor Relations
Tel: (631) 845-2000, press 7
Email: IRelations@chyron.com

Source:  ChyronHego

Copyright 2013 ChyronHego Corporation